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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            THE LUBRIZOL CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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                                     [LOGO]
                            INTER-OFFICE MEMORANDUM



To:        Employees
From:      K. H. Hopping
Date:      March 23, 1999
Subject:   1999 PROXY STATEMENT-SHAREHOLDER PROPOSAL



The 1999 Proxy Statement, which was mailed to shareholders on March 17, 1999, contains a shareholder proposal from The Teachers Insurance and Annuity Association College Retirement Equities Fund (TIAA-CREF). This proposal pertains to Lubrizol's Shareholder Rights Plan, commonly knows as a "poison pill". TIAA-CREF objects to a portion of the Plan known as the continuing director provision, which permits only certain board members to redeem or amend the pill. TIAA-CREF is requesting the Board of Directors to redeem this provision. The proponent's supporting statement for this proposal is included in the Proxy Statement.


The Lubrizol Board of Directors recommends a vote AGAINST this proposal. The continuing director provision is designed to require that any transaction between a potential acquiror and Lubrizol be approved by directors who are not affiliated with that acquiror or otherwise interested in the transaction. The Board believes this procedure protects the interests of shareholders other than a potential acquiror. Lubrizol's detailed response to the TIAA-CREF proposal is also included in the Proxy Statement.